Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for interest income on equipment installment plan contracts, which is as of May 5, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Telephone and Data Systems, Inc.’s Current Report on Form 8-K dated May 5, 2017.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 4, 2017